Exhibit 99.1

FOR RELEASE September 20, 2012

SOURCE: Uni-Pixel, Inc.

UniPixel to Present at Craig-Hallum 3rd Annual Alpha Select Conference on September 27, 2012

THE WOODLANDS, Texas — September 20, 2012 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films to the touch screen, flexible printed electronics, lighting and display markets, has been invited to present at Craig-Hallum’s 3rd Annual Alpha Select Conference. The conference will be held at the Sentry Centers in New York City on September 27, 2012.

UniPixel President and CEO Reed Killion is scheduled to present on Thursday, September 27, 2012 at 2:50 p.m. Eastern time, with one-on-one meetings held throughout the day. Reed will discuss progress with the company’s performance engineered film technology, including the global launch of its Diamond Guard™ hard-coat film, as well as progress towards the introduction of UniBoss™-based touch screen sensors in collaboration with Texas Instruments and other controller manufacturers.

For more information about the conference or to schedule a one-on-one meeting with UniPixel management, contact your Craig-Hallum representative or visit www.craig-hallum.com.

About Craig-Hallum
Craig-Hallum was founded in 1997 and is owned and operated by experienced professionals who have significant knowledge and expertise in each of the company’s lines of business. The firm's professionals are committed to excellence and the success of its corporate and institutional clients and understand that bringing value to their clients is critical to Craig-Hallum’s success. Craig-Hallum’s principal activities include research, institutional sales & trading, and investment banking. For more information, visit www.craig-hallum.com.

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ:UNXL) delivers Performance Engineered Films to the Lighting, Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's newly developed UniBoss™ roll-to-roll electronics manufacturing process prints conductive elements on thin film with trace widths down to ~ 5um. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. UniPixel's brands include Clearly Superior™, Diamond Guard™ and others. For further information, visit www.unipixel.com.

Company Contact:
Jeff Tomz, CFO
UniPixel, Inc.
Tel 281-825-4500

Investor Relations Contact:
Scott Liolios or Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com